Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Bleach Group, Inc. (which is expected to be filed with the Securities and Exchange Commission on or about February 13, 2013) of our reports dated February 11, 2013 relating to our audits of the financial statements of Bleach Pty Limited and Ksubi Pty Limited as of and for the year ended June 30, 2012 appearing in the Prospectus, which is part of this Registration Statement.

Our aforementioned audit reports relating to the financial statements referenced above include an emphasis paragraph as to (i) the reorganization of Bleach Pty Limited and Ksubi Pty Limited effective July 1, 2012 and (ii) a term loan entered into in January 2013 with Breakwater Structured Growth Opportunities Fund L.P.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

February 11, 2013

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Certified Public Accountants & Financial Advisors, Serving Clients Since 1951

4100 Newport Place Drive, Third Floor | Newport Beach, CA 92600 Tel: 949-222-2999 | Fax: 949-222-2989

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